As filed with the United States Securities and Exchange Commission on March 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OCUGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3522315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Great Valley Parkway, Suite 160

Malvern, Pennsylvania 19355

(484) 328-4701
(Address, including zip code, of principal executive offices)

OCUGEN, INC. 2019 EQUITY INCENTIVE PLAN

Ocugen, Inc. 2014 Stock Option Plan

(Full title of the plans)

Shankar Musunuri
Chairman of the Board and Chief Executive Officer
Ocugen, Inc.
5 Great Valley Parkway, Suite 160, Malvern, Pennsylvania 19355
(484) 328-4701
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq.
Jennifer L. Porter, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103
(215) 981-4331

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	2,235,753	(3)	$0.30		(2)	$670,725.90	$87.06
Common stock, $0.01 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	1,930,881	(4)	$0.50	(5)		$965,440.50	$125.31
Common stock, $0.01 par value per share, reserved for issuance pursuant to the Ocugen, Inc. 2014 Stock Option Plan	216,491	(6)	$0.30		(2)	$64,947.30	$8.43
Common stock, $0.01 par value per share, reserved for issuance pursuant to the Ocugen, Inc. 2014 Stock Option Plan	565,890	(7)	$5.81	(8)		$3,287,820.90	$426.76
Total	4,949,015		—			$4,988,934.60	$647.56

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of Ocugen, Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2) For the purposes of computing the registration fee only. This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The Proposed Maximum Offering Price Per Share with respect to the Ocugen, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and the Ocugen, Inc. 2014 Stock Option Plan (the “2014 Plan”) is based upon the average of the high and low prices of the Common Stock on March 23, 2020.

(3) Represents 2,235,753 shares of Common Stock authorized for issuance under the 2019 Plan as of the date hereof, which number consists of 2,061,625 shares of Common Stock initially available for grant under the 2019 Plan plus (a) 2,105,009 shares of Common Stock that were added to the shares authorized for issuance under the 2019 Plan on January 1, 2020 pursuant to an “evergreen” provision contained in the plan minus (b)1,930,881 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2019 Plan. Pursuant to the “evergreen” provision, as of the first business day of each fiscal year, the aggregate number of shares of Common Stock that may be issued under the 2019 Plan shall automatically increase by a number equal to the lesser of (x) 4.0% of the total number of shares of Common Stock outstanding on December 31 of the prior year, or (y) a number of shares of Common Stock determined by the Company’s board of directors.

(4) Represents 1,930,881 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2019 Plan as of the date hereof.

(5) For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2019 Plan.

(6) Represents 216,491 shares of Common Stock authorized for issuance under the 2014 Plan as of the date hereof, which consists of 782,381 shares of Common Stock initially available for grant under the 2014 Plan minus 565,890 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2014 Plan.

(7) Represents 565,890 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2014 Plan as of the date hereof.
(8) For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2014 Plan.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The Registrant shall deliver or cause to be delivered documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Item 2.    Registrant Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed Ocugen, Inc., 5 Great Valley Parkway, Suite 160, Malvern, Pennsylvania 19355, Attention: Shankar Musunuri, Chief Executive Officer, telephone number (484) 328-4701.

PART III
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents of the Registrant, filed or to be filed with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:

(a)                 the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 27, 2020 which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)                the Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed with the Commission on January 3, 2020; and

(c)                 the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 18, 2014 (File No. 001-36751), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant is governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s sixth amended and restated certificate of incorporation includes provisions that limit the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Accordingly, the Registrant’s directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of the director's duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will require the approval of the holders of shares representing at least two-thirds of the shares entitled to vote in the election of directors, voting as one class. The Registrant’s sixth amended and certificate of incorporation and bylaws also provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s sixth amended and certificate of incorporation and bylaws also permit the Registrant to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions as its officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. The Registrant has entered into separate indemnification agreements with its directors and executive officers that require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant believes that the limitation of liability provision in its sixth amended and certificate of incorporation and the indemnification agreements facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers. The limitation of liability and indemnification provisions in the Registration’s sixth amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder's investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

3.1	Sixth Amended and Restated Certificate of Incorporation of Ocugen, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36751) filed on December 8, 2014)

3.2	Amendment to Sixth Amended and Restated Certificate of Incorporation of the Company dated September 27, 2019 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36751) filed on October 1, 2019)

4.1	Amendment to Sixth Amended and Restated Certificate of Incorporation of the Registrant dated September 27, 2019 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36751) filed on October 1, 2019)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36751) filed on October 1, 2019)

5.1*	Opinion of Pepper Hamilton LLP as to the legality of the securities being registered

10.1	Ocugen, Inc. 2019 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A as filed on November 8, 2019)

10.2	Ocugen, Inc. 2014 Stock Option Plan (incorporated herein by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-4 (File No. 333-232147) filed on June 14, 2019)

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm for Ocugen, Inc.

23.2*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

* Filed herewith.

Item 9.     Undertakings.

(a)                 The undersigned Company hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included on a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on this 27th day of March, 2020.

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Shankar Musunuri
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Ocugen, Inc., hereby severally constitute and appoint Shankar Musunuri and Sanjay Subramanian, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Shankar Musunuri	Chairman, Chief Executive Officer and Director	March 27, 2020
Shankar Musunuri	(Principal Executive Officer)

/s/ Sanjay Subramanian	Chief Financial Officer	March 27, 2020
Sanjay Subramanian	(Principal Financial and Accounting Officer)

/s/ Ramesh Kumar	Director	March 27, 2020
Ramesh Kumar

/s/ Junge Zhang	Director	March 27, 2020
Junge Zhang

/s/ Manish Potti	Director	March 27, 2020
Manish Potti

/s/ Uday B. Kompella	Director	March 27, 2020
Uday Kompella

/s/ Frank Leo	Director	March 27, 2020
Frank Leo

/s/ Suha Taspolatoglu	Director	March 27, 2020
Suha Taspolatoglu